Exhibit 6.21

SUBSCRIPTION AGREEMENT

BY AND BETWEEN

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

AND

J. CHRISTOPHER MIZER

DATED AS OF May 14, 2019

i

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of May 14, 2019 is made by and between To The Stars Academy of Arts and Science Inc., a Delaware public benefit corporation (the “Company”), on the one hand, and J. Christopher Mizer, an individual, (“Stockholder”), on the other hand. The Company and the Stockholder are from time to time referred to individually herein as a “Party”, and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

RECITALS

WHEREAS, in connection with the services to be performed by Stockholder to the Company pursuant to a Independent Director Agreement Agreement between the Company and Stockholder dated the date hereof (the “Director Agreement”), Stockholder desires to acquire from the Company, and the Company desires to issue to Stockholder, Class A Common Stock of the Company (the shares proposed to be issued to Stockholder pursuant hereto, the “Shares”), on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1           Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“AAA” has the meaning set forth in Section 6.11(a).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.

“Arbitrator” has the meaning set forth in Section 6.11(a).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in San Diego, California are open for the general transaction of business.

“Closing” has the meaning set forth in Section 2.2.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Director Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Contract” means any legally binding contract, lease, sublease, license, indenture, note, bond, commitment, instrument, guarantee, mortgage, arrangement, understanding or similar agreement, whether oral or written.

“DGCL” means the Delaware General Corporation Law.

“Governmental Entity” means any (i) international, multinational, foreign, federal, state, local, municipal, or other government or political subdivision, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, commission, board, bureau, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Law” mean any applicable law, statute, constitution, rule, regulation, code, decision, or governmental order promulgated, adopted, enacted, implemented, issued or otherwise put into effect by or under the authority of any applicable Governmental Entity.

“Lien” means any mortgage, assignment, deposit arrangement, guarantee, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, or any other contractual or statutory arrangement or provision having substantially the same economic, financial or operational effect as any of the foregoing), including, without limitation, any device (including, without limitation, a foreign trust or joint venture) for the purpose of setting aside funds for facilitating payments to any Person or group of Persons, deed of trust, pledge, hypothecation, security interest, claim, encumbrance, lien (statutory or other), charge or other restriction of a similar kind.

“Material Adverse Effect” means a material adverse effect on the Company’s business, assets, operations, or financial condition, taken as a whole.

“Parties”, and the correlative term “Party,” has the meaning set forth in the introductory paragraph to this Agreement.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens (i) arising or incurred in the ordinary course of business for amounts that are not yet delinquent or (ii) which are being contested in good faith with adequate reserves therefor reflected on the financial statements of the Company, (b) Liens for taxes, assessments or other governmental charges not yet due and payable as of the date of the applicable Closing, (c) minor encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not interfere with the value of such real property or the Company’s present uses or occupancy of such real property, (d) Liens securing the obligations of the Company or its affiliates under any loan or security agreement that will be released or refinanced in connection with a Closing, (e) Liens granted to any lender at or around the time of a Closing in connection with any financing, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the business of the Company or any violation of which would not materially impact the current use or the value of such real property.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the Recitals to this Agreement.

“Stockholder” has the meaning set forth in the Preamble to this Agreement.

Article 2
PURCHASE AND SALE

Section 2.1           Issuance of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the applicable Closing, Stockholder will acquire from the Company, and the Company will issue to Stockholder, the number and type of Shares as are set forth opposite Stockholder’s name on Schedule A attached hereto. The Parties acknowledge that the Shares are being issued to Stockholder in consideration for an aggregate cash payment of $300.00 and for Stockholder’s past and anticipated future efforts to support the Company’s business and objectives.

Section 2.2           The Closings. The issuances of the Shares contemplated by this Agreement (each, a closing “Closing”) shall take place (i) with respect to the Closing of the first 100,000 Shares (the “First Closing”), at 8:00 a.m., Pacific time, on the date that the conditions set forth in Article 5 (other than Section 5.4, which relates solely to the Second Closing and the Third Closing) are satisfied or validly waived (other than those conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party, but subject to the satisfaction (or waiver) of such conditions at the Closing); (ii) with respect to the Closing of the second 100,000 Shares (the “Second Closing”), on the date that is six months after the First Closing, subject to the satisfaction or waiver of the conditions set forth in Article 5; and (iii) with respect to the Closing of the last 100,000 Shares (the “Third Closing”), on the date that is six months after the Second Closing, subject to the satisfaction or waiver of the conditions set forth in Article 5. The Closings shall be conducted by exchange of electronic signatures of documents, or, if otherwise agreed to by the Parties, at the offices of Wolf, Rifkin, Shapiro, Schulman & Rabkin, LLP, 11400 W. Olympic Blvd., 9th Floor, Los Angeles, California 90064, or such other time and place mutually determined by the Parties.

Section 2.3           Deliveries at each Closing.

(a)          Deliveries by the Company. At each Closing, the Company shall deliver to Stockholder confirmation that the number of Shares acquired by Stockholder hereunder at such Closing have been issued in the name of Stockholder and are reflected on the stock records of the Company, against delivery to the Company of the items in paragraph (b) below.

(b)          Deliveries by the Stockholder. At each Closing, the Stockholder shall pay to the Company the consideration of $100, for the 100,000 Shares to be acquired at such Closing.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Stockholder as of the date hereof as follows:

Section 3.1           Organization and Qualification.

(a)          The Company is a public benefit corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

(b)          The Company is duly qualified to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

Section 3.2           Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to issue and sell the Shares to Stockholder as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated to be consummated by the Company hereunder has been duly authorized by all necessary corporate action on the part of the Company.

Section 3.3           Authorization of Units. The sale, issuance and delivery of the Shares to Stockholder in accordance with the terms hereof have been duly and validly authorized by all necessary corporate action on the part of the Company.

Section 3.4           Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of Stockholder set forth in Section 4.2 and Section 4.4 hereof, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance by the Company of its obligations under this Agreement, except for (a) applicable requirements, if any, under the DGCL and federal or state securities or “blue sky” Laws, and (b) those that may be required by reason of Stockholder’s participation in the transactions contemplated hereby.

Section 3.5           Securities Laws. Assuming the accuracy of Stockholder’s representations in Section 4.5, the sale and issuance of the Shares to Stockholder is exempt from the registration and qualification requirements under the federal and state securities or blue sky laws applicable to the issuance or sale of securities such as the Shares.

Section 3.6           EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE COMPANY DOES NOT MAKE AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED.

Article 4
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to the Company as of the date hereof and as of each Closing as follows:

Section 4.1           Authority. Stockholder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated to be consummated by Stockholder hereunder. The execution and delivery of this Agreement and the acquisition of the Shares to be acquired by Stockholder as contemplated hereby have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid, legal and binding agreement of Stockholder (assuming this Agreement has been duly authorized, executed and delivered by the Company), enforceable against Stockholder in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.2           Consents and Approvals; No Violations. No notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance by Stockholder of its obligations under this Agreement, except for (a) applicable requirements, if any, under the DGCL and federal or state securities or “blue sky” Laws, and (b) those that may be required by reason of the Company’s participation in the transactions contemplated hereby. Neither the execution, delivery nor performance by Stockholder of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will (i) violate or result in a breach of any Contract to which Stockholder is a party, or (ii) violate any material order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity having jurisdiction over Stockholder or any of its material properties or assets.

Section 4.3           Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Stockholder or any of its Affiliates.

Section 4.4           Investment Representations. For the purpose of establishing that the issuance, sale and delivery of the Shares to Stockholder is exempt from the registration requirements of Section 5 of the Securities Act and comparable provisions of state “blue sky” laws, Stockholder hereby represents and warrants that:

(a)          Stockholder is acquiring the Shares for its own account, for investment only and not with a view to the distribution thereof in violation of the Securities Act or applicable state securities laws.

(b)          Stockholder understands that (i) the Shares being purchased by it hereunder have not been registered under the Securities Act or applicable state securities Laws by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws and (ii) such Shares must be held by Stockholder indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration. Stockholder possesses the financial resources to bear the risk of economic loss with respect to the Shares.

(c)          Stockholder has not employed any broker or finder or incurred any actual or potential liability or obligation, whether direct or indirect, for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

(d)          Stockholder is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act). The Company has made available to Stockholder or its representatives all agreements, documents, records and books that Stockholder has requested relating to an investment in the Shares to be acquired by Stockholder hereunder. Stockholder has had an opportunity to ask questions of, and receive answers from, a person or persons acting on behalf of the Company concerning the terms and conditions of this investment, and answers have been provided to all of such questions to the full satisfaction of Stockholder. Stockholder has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of its investment in the Shares.

(e)          Stockholder has satisfied itself as to the full observance by it of all applicable Laws in connection with any invitation to subscribe for the Shares, or the consummation of the transactions contemplated by this Agreement, including (i) the Laws of its jurisdiction of formation, (ii) any foreign exchange restrictions applicable to such purchase, and (iii) any governmental or other consents that may need to be obtained.

Section 4.5           Acknowledgment and Representations by Stockholder. Stockholder acknowledges and agrees that it (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company, and (b) has been furnished with or given full access to such information about the Company and its business and operations as it has requested. In entering into this Agreement, Stockholder has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly set forth in this Agreement, and Stockholder (on behalf of itself and its Affiliates) acknowledges that, other than as expressly set forth in this Agreement, none of the Company nor any of its members, managers, directors, officers, employees, Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied in connection with the purchase and sale of the Shares contemplated hereby.

Article 5
CONDITIONS TO CLOSING

Section 5.1           Conditions to the Obligations of the Company and Stockholder. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Parties) of the following condition:

(a)          no statute, rule, regulation, executive order, decree, restraining order, permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

Section 5.2           Other Conditions to the Obligations of Stockholder. The obligations of Stockholder to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Stockholder of the following further conditions:

(a)          the representations and warranties of the Company set forth in Article 3 hereof shall be true and correct in all material respects as of the date of the applicable Closing, as though made on and as of such date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of the specified date; and

(b)          the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to date of the applicable Closing.

Section 5.3           Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)          the representations and warranties of Stockholder set forth in Article 4 hereof shall be true and correct in all material respects as of the date of applicable Closing as though made on and as of such date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of the specified date); and

(b)          Stockholder shall have performed and complied in all material respects with all covenants required to be performed or complied with by Stockholder under this Agreement at or prior to the applicable Closing.

Section 5.4           Other Conditions to the Obligations of the Company with Respect to the Second Closing and the Third Closing. The obligations of the Company to consummate the transactions contemplated by the Second Closing and the Third Closing are subject to the satisfaction or waiver by the Company of the condition that the Director Agreement is in full force and effect, and that the Stockholder shall not have been terminated as a Director of the Company for any reason as of the date of the applicable Closing.

Article 6
MISCELLANEOUS

Section 6.1           Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between or among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between or among the Parties with respect to the subject matter hereof and (b) may not be assigned by any Party (whether by operation of Law or otherwise), without the prior written consent of each other Party hereto. Any attempted assignment of this Agreement not in accordance with the terms of this Section 6.1 shall be null and void.

Section 6.2           Amendments, Modifications and Waivers. Any provision of this Agreement may be amended or waived prior to a Closing if, and only if, such amendment or waiver is in writing and signed by each party hereto or, in the case of a waiver, by the party against whom the waiver is to be effective. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.3           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, scanned pages or electronic mail, or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

if to the Company, to:

To The Stars Academy of Arts and Science Inc.

1051 South Coast Highway 101

Suite B

Encinitas, California 92024

E-mail: tom.tts@icloud.com

Attention: Thomas M. DeLonge

with a copy (which shall not constitute notice), to:

Wolf, Rifkin, Shapiro, Schulman & Rabkin, LLP

11400 W. Olympic Blvd., 9th Floor

Los Angeles, California 90064

E-mail: eshahmoon@wrslawyers.com

Attention: Eli R. Shahmoon

if to Stockholder, to:

J. Christopher Mizer

Vivaris Capital, LLC

53 Calle Palmeras, Suite 601

San Juan, Puerto Rico 00901

E-mail: cmizer@vivariscapital.com

The address set forth on the signature page hereto or to such the most recent address in the Company’s records;

or, in each case, to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing in the manner set forth above. Each such notice, request or other communication shall be effective (a) if given by facsimile or electronic mail transmission, when such facsimile or electronic mail is transmitted to the facsimile or electronic mail address specified in this Section and the appropriate facsimile or electronic mail confirmation is received, (b) if by overnight delivery service, with proof of delivery, the next Business Day, or (c) if delivered personally, when delivered at the address specified in this Section.

Section 6.4           Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b)          Subject to Section 6.11, any legal suit, action or proceeding arising out of or based upon this Agreement may be instituted only in the Delaware Chancery Court sitting in the County of New Castle, or if such court does not have proper jurisdiction as to the matter in question, in any state or federal court sitting in the state of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document pursuant to the notice provisions set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. Subject to Section 6.11, the parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR ACTIONS.

Section 6.5            Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 6.6           Construction; Interpretation. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) references to a Person are also to its successors and permitted assigns; (vi) the word “extent” in the phrase of “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (vii) any reference to any month or any day period shall mean the calendar month or the calendar day period unless expressly specified otherwise and (viii) in no event shall a finding of “fraud” be based on a theory of negligent misrepresentation or constructive knowledge. All dollar amounts in this Agreement or any Schedule attached hereto refer to United States Dollars.

Section 6.7           Exhibits and Schedules. All exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other sections is readily apparent on its face.

Section 6.8           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person that is not a Party any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.9           Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 6.10         Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed original counterpart to this Agreement.

Section 6.11         Dispute Resolution.

(a)          The parties hereto agree that any and all disputes, claims, losses or controversies arising out of or relating to this Agreement or the breach, enforcement, interpretation or validity hereof, including the determination of the scope or applicability of this agreement to mediate or arbitrate, shall be submitted exclusively to the American Arbitration Association (“AAA”), or its successor for final and binding arbitration before a single neutral arbitrator (the “Arbitrator”) selected by AAA or jointly selected by the parties to the dispute as described below. Such arbitration shall be held in San Diego, California (or such other location as the parties to such dispute otherwise mutually agree) and administered by AAA pursuant to its Commercial Arbitration Rules. Judgment on an award of the Arbitrator may be entered in and enforced by any court having competent jurisdiction. This clause shall not preclude the parties from seeking provisional remedies (including equitable remedies) to preserve the status quo pending or in aid of arbitration from a court of competent jurisdiction referenced in Section 6.4 or in seeking or obtaining specific performance of a party’s obligations under this Agreement.

(b)          Any party hereto may commence arbitration by providing a written request for arbitration to AAA and the other party(ies) to the dispute, setting forth the subject of the dispute and the relief requested. If arbitration is so requested, the parties will cooperate with AAA and with one another in selecting the Arbitrator from the AAA panel of neutrals and in scheduling the arbitration proceedings. The Arbitrator must be an attorney experienced in corporate transactions and agreements. If the applicable parties are unable to agree on a mutually acceptable neutral arbitrator meeting such standards, AAA shall select the Arbitrator from the persons on its panel of neutral arbitrators who have such qualifications. The parties agree that they will participate in any such arbitration in good faith. All offers, promises, conduct and statements, whether oral or written, made in the course of any such arbitration by any of the parties or their respective representatives, and by the Arbitrator or any AAA employees, shall be confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties; provided, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of this provision or its use or disclosure in the arbitration.

(c)          At no time shall any party initiate litigation related to this Agreement or the transactions contemplated hereby except to pursue a provisional remedy (including equitable remedies) as described in subparagraph (a) above or by agreement of the parties to such dispute. However, this limitation is inapplicable to a party if the other party(ies) to the dispute in question refuse to comply with the requirements of subparagraph (a) or subparagraph (b) above.

(d)          The parties shall maintain the confidential nature of any arbitration discussions or arbitration proceeding and any award or mediated outcome resulting therefrom, including any arbitration discussions or hearings, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary or equitable remedy contemplated hereby, a judicial challenge to an award or its enforcement, in seeking or enforcing a judgment on an award of the Arbitrator, or as otherwise required by applicable law or judicial decision.

(e)          Time is of the essence for any arbitration under this Agreement and arbitration hearings shall take place within sixty (60) days of the date the dispute is submitted to the Arbitrator and any awards of the Arbitrator shall be rendered within sixty (60) days after the last of such hearings. The parties agree that any final judgment rendered against a party by the Arbitrator shall be conclusive as to the subject matter of such final judgment and may be entered as a judgment and enforced in the courts of any jurisdictions in any manner provided by law.

Section 6.12         Further Assurances. Each Party will execute and deliver, both before and after each Closing, such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request or as may be necessary or appropriate to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

By:	/s/ Thomas M. DeLonge
Thomas M. DeLonge, Chief Executive Officer

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STOCKHOLDER:
J. Christopher Mizer

By:	/s/ J. Christopher Mizer
J. Christopher Mizer, An individual

[Signature Page to Subscription Agreement]

SCHEDULE A

STOCKHOLDER

Stockholder	Closing	Number and Type of Shares	Aggregate Cash Consideration

J. Christopher Mizer	First Closing	100,000 Class A Common Stock	$100.00

J. Christopher Mizer	Second Closing	100,000 Class A Common Stock	$100.00

J. Christopher Mizer	Third Closing	100,000 Class A Common Stock	$100.00